Berry Petroleum Company Sets 2009 Capital Budget at $100 Million; Targets Production of 33,500 Barrels of Oil Equivalent Per Day

Budget Focuses on Highest Return Projects and Maintenance Capital

Denver, Colorado -- (BUSINESS WIRE) – December 8, 2008 - Berry Petroleum Company  (NYSE:BRY) today announced a 2009 capital budget of $100 million, according to Robert F. Heinemann, president and chief executive officer.  At this level of investment in 2009, the Company is targeting production to average approximately 33,500 BOED.   Production growth in 2009 will increase 3% over the 2008 estimated annual average.

Mr. Heinemann stated, “The 2009 budget was designed to reflect development activity in the current commodity price environment.  We expect to spend $25 million to $30 million in East Texas including 2 Haynesville wells, 8 vertical wells and the completion of the 2008 program.  The Rockies budget will be between $10 million and $15 million.  The remainder of the $100 million will be spent in California on Diatomite development and other high rate of return heavy oil projects. The Diatomite budget will be $30 million to $35 million to drill 50 wells.  The remaining California capital will be spent on South Midway Sunset drilling and the Poso Creek expansion. The capital program assumes West Texas Intermediate (WTI) crude prices of $47.50/Bbl and Henry Hub (HH) natural gas prices of $5/Mcf. If commodity prices recover back to $75 WTI and $7.00 HH, we have a number of opportunities in our portfolio and we would quickly implement a $200 million capital budget.”

David D. Wolf, executive vice president and chief financial officer said, “Based on our commodity price assumptions, we expect discretionary cash flow to be in the $220 to $240 million range.  We would expect excess cash flow of over $50 million which will be applied to debt reduction.  Based on our reduced capital budget and other initiatives to reduce debt, we expect to remain in compliance with our senior secured credit facility covenants and pay our dividend as usual.   Our strong hedge position in 2009 provides greater than $200 million of discretionary cash flow down to $20 WTI and $4.00 HH.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah.

The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"
Certain statements in this news release, including but not limited to statements regarding the credit facility and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties.  Although Berry believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include our results of operations, general market conditions and other risks described in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations” and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date and specifically in the Form 10-Q for the period ending September 30, 2008 filed on October 29, 2008.

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